Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 21, 2015

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES RECORD NET SALES

AND EARNINGS; DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (October 21, 2015) – Orchids Paper Products Company (NYSE MKT: TIS) today reported the following.

Executive Summary:

●	Third Quarter results:
■	Net sales increased 5%, to $46.8 million, a new quarterly record, compared with $44.4 million in the same period of 2014.
■	Adjusted EBITDA for the third quarter of 2015 increased 11%, to $10.2 million, a new quarterly record, compared with $9.2 million in the same period of 2014.
■	Adjusted Net Income for the third quarter of 2015 was $4.8 million, a new quarterly record, compared with $4.3 million of Adjusted Net Income in the same period of 2014.
■	Adjusted Diluted Net Income Per Share for the third quarter of 2015 was $0.46 per share compared with $0.49 of Adjusted Diluted Net Income Per Share in 2014.
●	Third Quarter dividend:
■	The Company’s Board of Directors authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock.

Jeff Schoen, President and Chief Executive Officer, stated, “In the second quarter of 2015, we discussed our long-term goal to grow Orchids’ annual Adjusted EBITDA to approximately $60 million and earnings per share to approximately $2.50 to $3.40 by maximizing sales and profitability across our three manufacturing sites in Oklahoma, Mexico and South Carolina. During the third quarter of 2015, we continued to execute our strategy to achieve this growth and become a national supplier of high quality consumer tissue products, resulting in record net sales, Adjusted EBITDA and Adjusted Net Income. Similar to the second quarter of 2015, our third quarter results reflect increases in the volume of converted products shipped from both Pryor and Mexicali, along with increased parent roll sales from the additional tonnage provided by the new paper machine in Pryor. Additionally, our Barnwell, South Carolina facility is progressing as planned, with start-up of the first converting line expected in the first quarter of 2016 and start-up of the second line in the second quarter of 2016. Engineering of the paper machine is underway and it is expected to become operational in early 2017. We believe this greenfield site will facilitate our strategy by allowing Orchids to further expand our geographic reach to best serve existing and new customers on the East Coast and to be world class in our capabilities to design and manufacture high quality products with a competitive cost advantage.”

Three-month period ended September 30, 2015

Net sales in the quarter ended September 30, 2015 were $46.8 million, an increase of 5% compared to $44.4 million in the same period of 2014. Net sales of converted product were $43.7 million, an increase of 1% compared to $43.2 million in the 2014 quarter. Net sales of parent rolls in the third quarter of 2015 were $3.2 million, an increase of 148% compared to $1.3 million in the same quarter of 2014. Total converted tonnage shipped increased 7%, which was partially offset by a 5% decrease in net selling price per ton. The decrease in selling price was due to a change in mix of converted products sold. Net sales of parent rolls increased primarily due to the additional production capacity generated by the new paper machine in Oklahoma, which resulted in a 112% increase in tons shipped. An improved parent roll market resulted in a 17% increase in selling price per ton.

Net income for the third quarter of 2015 was $4.7 million, an increase of $912,000, or 24%, compared to $3.8 million in the same period in 2014. EBITDA was $10.1 million, an increase of $1.7 million, or 20%, compared to $8.5 million in 2014. Adjusted EBITDA, which excludes stock-based compensation expenses and expenses in 2014 related to a business acquisition and demolition of two paper machines, was $10.2 million, or 21.8% of net sales, in the third quarter of 2015, compared to $9.2 million, or 20.7% of net sales for the same period in the prior year. Net income adjusted to exclude these expenses was $4.8 million, an increase of $478,000, or 11%, compared with $4.3 million of adjusted net income in the same period of 2014, and diluted net income per share as adjusted to exclude these amounts was $0.46 per diluted share for the third quarter of 2015 compared with $0.49 per diluted share in the same period in 2014. Adjusted diluted net income per share decreased in 2015 primarily due to the issuance of 1.5 million shares of common stock in our April 2015 follow-on offering.

Gross profit for the third quarter of 2015 was $9.8 million, an increase of $1.1 million, or 12%, when compared with a gross profit of $8.8 million in the prior year quarter. Gross profit as a percent of net sales was 21.0% in the third quarter of 2015 compared to 19.8% for the same period in 2014. As a percent of net sales, gross profit increased primarily due to higher margins under the supply agreement with Fabrica, and higher margins on parent roll sales. These factors were partially offset by higher fiber costs. A strong US dollar exchange rate with the Mexican peso coupled with SKU optimization and price increases in the “away from home” business improved the margins under the supply agreement in the current quarter. The start-up of the new paper machine in Oklahoma lowered operating costs and resulted in increased parent roll tonnage available for sale. These factors, combined with higher parent roll selling prices, resulted in improved margins. Average fiber prices across our fiber basket were higher in the third quarter of 2015 compared to the same period in 2014, resulting in an approximate $680,000 decrease in gross profit.

Selling, general and administrative expenses in the third quarter of 2015 totaled $2.4 million, a decrease of $104,000, or 4%, compared to the same period in the prior year. The decrease was primarily due to $84,000 of acquisition costs related to the Fabrica transaction incurred in 2014, a $365,000 decrease in non-cash expenses related to stock options granted to management from 2014 to 2015 and a decrease in commissions due to mix of products sold. These decreases were partially offset by increased professional fees and increased artwork costs. Selling, general and administrative expenses as a percent of net sales in the 2015 quarter were 5.2% compared to 5.7% for the prior year quarter.

Interest expense for the third quarter of 2015 totaled $11,000 compared to interest expense of $90,000 in the same period in 2014. Interest expense for 2015 and 2014 excludes $299,000 and $43,000, respectively, of interest capitalized on significant projects during the quarter. The higher level of total interest in 2015 resulted from higher debt balances due primarily to additional debt incurred in conjunction with the Fabrica transaction and additional borrowings to finance capital expenditures.

As of September 30, 2015, the effective tax rate for the full year is estimated to be 33.9%, as compared to the 33.8% effective tax rate estimated at the end of the second quarter of 2015.

Nine-month period ended September 30, 2015

Net sales in the nine-month period ended September 30, 2015 were $126.5 million, an increase of $25.2 million, or 25%, compared to $101.4 million in the same period of 2014. Net sales of converted product were $120.9 million, an increase of $23.8 million, or 25%, compared to the same period of 2014. Net sales of parent rolls were $5.7 million, an increase of $1.3 million, or 30%, compared to the same period of 2014. The increase in converted product net sales was primarily due to the full-year effect of shipments under the supply agreement with Fabrica and an 11% increase in shipments from our Oklahoma site, which were partially offset by a 6% decrease in net selling price per ton. The decrease in selling price was due to a change in mix of converted products sold, including “away from home” sales associated with the Fabrica transaction, which typically have a lower selling price than “at home” sales. Net sales of parent rolls increased primarily due to a 15% increase in tons shipped and a 13% increase in selling price per ton. The increase in tons shipped was due to our new paper machine project, as discussed above.

Net income for the nine-month period ended September 30, 2015 was $9.9 million, an increase of $2.8 million, or 40%, compared to $7.0 million in the same period in 2014. EBITDA was $22.7 million, an increase of $4.8 million, or 27%, compared to $17.8 million in 2014. Adjusted EBITDA, as defined above, was $23.4 million, or 18.5% of net sales, compared to $21.2 million, or 20.9% of net sales for the same period in the prior year. Net income adjusted to exclude these expenses and the effect of a change in our estimated state tax liabilities was $9.8 million, an increase of $540,000, or 6%, compared with $9.3 million of adjusted net income in the same period of 2014, and diluted net income per share as adjusted to exclude these amounts was $1.02 per diluted share for the first nine months of 2015 compared with $1.10 per diluted share in the same period in 2014. As discussed above, adjusted diluted net income per share decreased in 2015 primarily due to the issuance of 1.5 million shares of common stock in our April 2015 follow-on offering.

Gross profit for the nine-month period ended September 30, 2015 was $22.4 million, an increase of $2.1 million, or 10%, when compared with a gross profit of $20.3 million in the same period in 2014. Gross profit as a percent of net sales was 17.7% in the nine-month period of 2015 compared to 20.0% for the same period in 2014. As a percent of net sales, gross profit decreased primarily due to the effects of the Oklahoma paper machine project on our first quarter results and higher fiber costs. Average fiber prices across our fiber basket increased by 6% in 2015 compared to the same period in 2014, resulting in an approximate $2.2 million decrease in gross profit. Furthermore, during the period, we consumed approximately 3,000 tons of purchased parent rolls at a cost of approximately $3.4 million.

Selling, general and administrative expenses in the nine-month period ended September 30, 2015 totaled $7.2 million, a decrease of $2.0 million, or 21%, compared to the same period in the prior year. The decrease was primarily due to $1.6 million of acquisition costs related to the Fabrica transaction incurred in 2014, and a $725,000 decrease in non-cash expenses related to stock options granted to management from 2014 to 2015. Selling, general and administrative expenses as a percent of net sales in the 2015 period were 5.7% compared to 9.0% for the prior year period.

Interest expense for the nine-month period ended September 30, 2015 totaled $289,000 compared to interest expense of $215,000 in the same period in 2014. Interest expense for 2015 and 2014 excludes $423,000 and $153,000, respectively, of interest capitalized on significant projects during the period. The higher level of total interest in 2015 resulted from higher debt balances due primarily to additional debt incurred in conjunction with the Fabrica transaction and additional borrowings under our revolving line of credit to finance capital expenditures.

As noted above, the effective tax rate for the full year is estimated to be 33.9%. Primarily as a result of a change in our estimated state tax liabilities, the actual effective tax rate for the nine-months ended September 30, 2015 was 30.9%. The change in our estimated state tax liabilities had a positive effect of $0.05 on net income per diluted share for the nine-months ended September 30, 2015.

Cash provided by operations for the nine-month period ended September 30, 2015 was $13.2 million compared to $15.9 million in the prior year period. The decrease in cash provided by operations is primarily due to increases in accounts receivable and inventories and a decrease in accounts payable. Cash used in investing activities was $35.5 million in the 2015 period compared to $25.0 million in the prior period. In 2015, we spent $35.5 million on capital expenditures, while in 2014, we spent $13.3 million on capital expenditures and paid $16.7 million in cash in the Fabrica acquisition. During the nine-month period of 2015, cash provided by financing activities was $29.8 million, compared to $5.4 million in the 2014 period. In 2015, we received net proceeds of $32.2 million from a follow on stock offering and $20.0 million of borrowings under our term loan, which were offset by $2.0 million of debt repayments, a decrease in bank overdrafts of $1.7 million, net repayments of $7.7 million under the Company’s line of credit and $10.3 million of dividends paid to stockholders. In 2014, we received $30.0 million of debt proceeds, which were offset by $15.8 million of debt repayments and $8.7 million of dividends paid to stockholders.

Total long-term debt outstanding as of September 30, 2015 was $46.6 million and cash totaled $8.6 million. As a result, Net Debt outstanding as of September 30, 2015 was $38.1 million.

Dividend Declared

On October 21, 2015, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on November 16, 2015 to stockholders of record at the close of business on November 2, 2015.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter results at 10:00 a.m. (ET) on Thursday, October 22, 2015. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock-based compensation expense, expenses related to business acquisitions and costs to demolish property, plant and equipment. Adjusted Net Income excludes after-tax stock-based compensation expense, expenses related to business acquisitions, costs to demolish property, plant and equipment and the effects of a change in our estimated state tax liabilities. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) non-cash compensation (affecting stock-based compensation expense) and sporadic expenses (including costs of business acquisitions and demolition costs).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 9, 2015 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as filed with the Securities and Exchange Commission on May 8, 2015 and August 5, 2015, respectively.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma and Mexicali, Mexico and beginning in 2016 from its Barnwell, South Carolina greenfield site. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Converted Product Net Sales	$43,675	$43,157	$120,877	$97,042
Parent Roll Net Sales	3,157	1,272	5,665	4,342
Net Sales	46,832	44,429	126,542	101,384
Cost of Sales	36,987	35,645	104,192	81,092
Gross Profit	9,845	8,784	22,350	20,292
Selling, General and Administrative Expenses	2,437	2,541	7,174	9,127
Intangibles Amortization	376	322	1,130	430
Operating Income	7,032	5,921	14,046	10,735
Interest Expense	11	90	289	215
Other (Income) Expense, net	(169)	147	(507)	141
Income Before Income Taxes	7,190	5,684	14,264	10,379
Provision for Income Taxes	2,448	1,854	4,408	3,360
Net Income	$4,742	$3,830	$9,856	$7,019

Average number of shares outstanding, basic	10,367,026	8,753,308	9,613,412	8,363,913
Average number of shares outstanding, diluted	10,425,485	8,823,937	9,672,961	8,442,057

Net income per share:
Basic	$0.46	$0.44	$1.02	$0.84
Diluted	$0.45	$0.44	$1.02	$0.83

Cash dividends paid	$3,594	$3,066	$10,254	$8,716
Cash dividends per share	$0.35	$0.35	$1.05	$1.05

Operating Data:
Converted Product Tons Shipped	23,001	21,528	62,172	47,006
Parent Roll Tons Shipped	3,162	1,494	5,682	4,922
Total Tons Shipped	26,163	23,022	67,854	51,928

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$8,249	$12,778	$13,183	$15,871
Investing Activities	$(11,223)	$(7,660)	$(35,485)	$(25,011)
Financing Activities	$(4,278)	$(7,764)	$29,831	$5,426

	As of
	September 30,	December 31,
Balance Sheet Data:	2015	2014
	(unaudited)
Cash	$8,550	$1,021
Accounts Receivable, net	13,795	10,195
Inventory, net	12,047	9,650
Other Current Assets	4,110	5,166
Property Plant and Equipment	205,036	169,551
Accumulated Depreciation	(56,807)	(49,831)
Net Property Plant and Equipment	148,229	119,720
Intangibles and Goodwill, net	23,667	24,797
Other Long Term Assets	872	190
Total Assets	$211,270	$170,739

Accounts Payable and Bank Overdrafts	$9,551	$13,097
Accrued Liabilities	5,668	3,747
Total Debt	46,625	36,362
Deferred Income Taxes	16,175	17,020
Total Stockholders' Equity	133,251	100,513
Total Liabilities and Stockholders' Equity	$211,270	$170,739

Orchids Paper Products Company and Subsidiaries
Selected Financial Data
(in thousands, except tonnage and per share data)

Non-GAAP Measurements (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EBITDA Reconciliation:
Net Income	$4,742	$3,830	$9,856	$7,019
Plus: Interest Expense	11	90	289	215
Plus: Income Tax Expense	2,448	1,854	4,408	3,360
Plus: Depreciation	2,555	2,369	6,976	6,810
Plus: Intangibles Amortization	376	322	1,130	430
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$10,132	$8,465	$22,659	$17,834

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA Reconciliation:
EBITDA	$10,132	$8,465	$22,659	$17,834
Plus: Stock Compensation Expense	87	437	777	1,609
Plus: Acquisition Costs	-	84	-	1,572
Plus: Demolition Costs	-	207	-	207
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$10,219	$9,193	$23,436	$21,222

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted Net Income Reconciliation:
Net income	$4,742	$3,830	$9,856	$7,019
Plus: Stock Compensation Expense, net of tax	58	295	513	1,087
Plus: Acquisition Costs, net of tax	-	57	-	1,062
Plus: Demolition Costs, net of tax	-	140	-	140
Less: Change in Estimated State Tax Liabilities	-	-	(516)	-
Adjusted Net income	$4,800	$4,322	$9,853	$9,308

Adjusted Diluted Net Income Per Share	$0.46	$0.49	$1.02	$1.10

	As of
	September 30,	December 31,
	2015	2014
Net Debt Reconciliation:
Current Portion Long-Term Debt	$3,025	$2,700
Long-Term Debt	43,600	33,662
Total Debt	46,625	36,362
Less: Cash, net of Bank Overdrafts	(8,550)	685
Net Debt	$38,075	$37,047